EXHIBIT 10.02

                      EMPLOYMENT AGREEMENT FOR
                          JAMES C. TRIPLETT

                         EMPLOYMENT AGREEMENT

This Agreement made effective as of the 25th day of August, 1997, between Hart Scientific, Inc. of American Fork Utah (hereinafter referred to as "Hart") and James C. Triplett, (hereinafter referred to as the "Jim").


                                W I T N E S E T H:


In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Hart and Jim agree as follows:

1. Employment.
   ----------
Hart hereby employs Jim, and he hereby accepts such employment, to perform the Services as hereinafter defined.

2. Term of Employment.
   ------------------
The term of this Agreement shall begin on the date first above written, and shall end ten years thereafter.

3. Services:
   --------

     (1) Jim shall devote substantial time and attention to the affairs of Hart as necessary to perform such duties as may be assigned to him as Chairman and Chief Executive Officer of Hart Scientific, Inc., from time to time, by the Board of Directors. As CEO his duties shall include the supervision of the construction and operation of the plant or plants of Hart, the purchase and installation of equipment, the employment and fixing of compensation and discharge of employees, the selection and purchase of capital equipment and operating supplies and other duties usually incident to those of the CEO. All duties set out in this Section 3 shall be known as "Services" for purposes of this Agreement. If Jim's title or duties should change during the term of this Agreement, such change shall not impact any terms of this

Agreement including the base compensation, additional compensation, or benefits.

     (2) From time to time Jim may work on additional academic degrees or teach classes at local universities. Hart recognizes that this pursuit will put certain demands on the time of Jim which is not within his control. Should these time demands conflict with his duties, he shall use his best efforts to resolve the conflicts; however, he shall not be penalized for any conflicts, time demands, travel or other such duties, including teaching, provided it is not more than one class per semester ( four hours or less), that may be required to meet the Ph.D. degree requirements and which can not be resolved to the satisfaction of Hart.

4. Base Compensation:
   -----------------

     For all Services rendered by Jim under this Agreement, basic compensation shall be paid to him as follows:

     (1) As basic compensation Jim shall be paid a base salary of $285,000 per year the first year of this agreement, and such base compensation will rise a minimum of 5% per year for each year of this Agreement. However, based upon the performance of the company and Jim, the Board may set his salary higher than provided for under this section if the Board so chooses. However, during the term of this Agreement if Hart Scientific (only Hart) has a year in which it does not earn a profit, the Board can reduce Jim's salary by no more than $100,000 annually, and the Board shall fully restore Jim's salary when the company achieves a before tax profit equal to 3% of gross revenues of Hart only. . All base salaries shall be payable in equal installments not less than monthly. Hart shall deduct and withhold all necessary Social Security and withholding taxes and any other similar sums required by law from Jim's salary.

     (2) Hart will reimburse certain business expenses of Jim as the Board of Directors, or other designated party, from time to time shall specify. Normal business expenses do not require Board approval for reimbursement.

     (3) He shall be included in Hart's major medical and hospitalization plan and other benefit plans including profit sharing, incentive compensation, executive bonus plan, pension plan, group term life insurance and dental plans. In addition, at the end of the term of this Agreement, or if this Agreement is terminated With Cause, Without Cause, or at Jim's request, Hart agrees to provide Jim with major medical and hospitalization insurance until Jim is eligible to receive medicare. Such insurance shall not provide benefits less than those provided for other employees through Hart's group health insurance plan. The coverage that Hart provides Jim shall be valid regardless of where Jim lives.

     (4) Hart shall pay premiums for up to $1,000,000 of life insurance on Jim each year provided such premiums do not cost more than $2000 per year. Jim must pay the annual premium and submit a receipt for reimbursement by the company. Failure to pay the annual premium on the part of Jim shall release Hart from any obligation to provide life insurance to him. In addition, Hart is not obligated to provide life insurance for him should he become uninsurable.

     (5) Jim shall receive 5 weeks of vacation per year. He can carry over one week of vacation each year for a total of 6 weeks in any given year; however, he shall not be entitled to be reimbursed for unused vacation.

     (6) In the event of accident or term illness which prohibits Jim from performing his normal job for Hart, Hart agrees to continue Jim's salary and benefits for a period of 180 days, even if he is unable to return to work for Hart. If Jim does not have disability insurance paid for by him, either in a group plan or individual policy, Hart, at its expense, agrees to provide Jim with long term disability insurance to cover any long term disabilities beyond the 180 day period covered by Hart. Such insurance shall provide, at the time of disability, salary replacement of up to 60% of his salary including Social Security payments, per year through age 65, and not require him to accept jobs outside of his own occupation through age 65. Hart does not have to provide Jim with disability insurance if either he or the company, as a whole, becomes uninsurable. If Jim is disabled during the term of this Agreement and is required to stop performing his duties for a period of time in excess of 180 days, this Agreement shall continue in force; however, if Jim is unable to perform his duties and is on disability, Hart may suspend payments of his base salary and bonus until he is fit to return to work, or Hart can terminate this contract if his disability lasts more than 4 years. When he is fit to perform his duties, Hart shall allow him to return to work and resume payment of his compensation as defined in this Agreement.

     (7) During the term of this Agreement, if any member of Jim's family needs major medical care due to accident, injury or illness, Jim will be allowed to take up to 4 weeks off with pay in any given year. The Board can require Jim to provide reasonable details of the family medical problem he must attend to. Anytime off beyond the 4 weeks specified herein must be approved by the Board on a case by case basis.

5. Change in CEO Position
   ----------------------

     (1) At the end of year five of this Agreement, the Board can appoint a new CEO if the Board determines that it is in the best interest of Hart. In such case, Jim shall remain as Chairman of the Board of Hart for the remainder of his contract. At the time of the change, the Board may reduce Jim's base salary as they see fit, but in no case can they reduce it to less than 50% of the base salary he was receiving at the time of the change in position. If there is a reduction in Jim's base salary, there shall also be a corresponding reduction in Jim's duties and the time he is expected to devote to Hart. Such a change of duties shall be negotiated by Jim and the Board at the time of the reduction in base salary. As Chairman of the Board, Jim shall participate in all other forms of compensation he would have been eligible for as CEO including his bonus and incentive compensation. The Board will not reduce those in any larger percentage than the reduction in his base salary.

     (2) At the end of year five of this Agreement, Jim can voluntarily relinquish the CEO title and retain his position as Chairman of the Board. In such circumstances the Board will negotiate with Jim a reduction in duties and the time Jim is expected to devote to Hart. In addition, the Board can reduce Jim's salary to an amount not less than 50% of the base salary he is receiving at the time he relinquished the CEO title. As Chairman of the Board, Jim shall participate in all other forms of compensation he would have been eligible for as CEO including his bonus and incentive compensation. The Board will not reduce those in any larger percentage than the reduction in his base salary.

     (3) At anytime during the term of this Agreement, the Board may negotiate with Jim to effect a change in the CEO position. If such a change comes before the end of year 5 of this Agreement, Jim shall remain as Chairman of the Board for the duration of his contract at the base salary he was earning at the time of the change, except that at the end of year 5 of this Agreement the Board may act according to paragraph (1) above. As Chairman of the Board, Jim shall participate in all other forms of compensation he would have been eligible for as CEO including his bonus and incentive compensation. The Board will not reduce those in any larger percentage than the reduction in his base salary.

6. Best Efforts:
   ------------
Jim agrees that he will at all times, faithfully, industriously, and to the best of his abilities, experience, and talents perform all duties that may be required of and from him by the Board.. If he fails to perform his duties in a competent manner as determined by a vote of 75% of the Board, Hart shall warn Jim in writing identifying the specific deficiencies to be corrected, except those deficiencies may not be the result of illness or disability. If Jim does not correct such deficiencies to the extent an arbiter would require of him in a reasonable time period after being warned, then Jim may be discharged With Cause after three such warnings in one year and failure on Jim's part to correct such deficiencies to the satisfaction of an arbiter.

7. Termination by Hart.
   -------------------

Hart may terminate this Agreement for the following reasons:

     (1) If i) there is substantial and irrefutable evidence Jim embezzled significant assets of Hart, or (ii) Jim is convicted of any felony involving a crime of moral turpitude the result of which causes substantial embarrassment or hindrance to Hart, or (iii) if he willfully violates the trade secrets provisions contained in Section (9) of this Agreement, or (iv) if he is in breach of Section 6, Best Efforts.. In the event of termination upon a conviction described above, prior to the completion of the term of employment specified herein, Jim shall be entitled to all compensation due him as provided for in this Agreement, and said compensation shall be paid by Hart within thirty (30) days of the termination date. A termination under this paragraph shall be considered With Cause.

     (2) If Jim should be disabled for a period of more than 180 days in any year, then Hart may suspend this Agreement with 30 days written notice if the Hart meets the criteria as set out in Section 4, Base Compensation Paragraph
6. If Hart is not in compliance with Section 4, Base Compensation, Paragraph 6, and does not insure Jim or have proof that Jim purchased his own insurance at his expense, Hart shall be responsible for Jim's disability payments during his time of disability. If this Agreement is suspended because of disability, Jim shall be entitled to all compensation due him as provided for in this Agreement, and any remaining base compensation shall be paid by Hart within thirty (30) days of the termination date. When Jim recovers from his disability he will be allowed to return to work as described in Section 2, Base Compensation, paragraph 6.

     (3) If Jim should die during the term of this Agreement, Hart may terminate this Agreement immediately upon his death. Jim's heirs or estate shall be entitled to all compensation due him as provided for in this Agreement, and any remaining base compensation shall be paid by Hart to Jim's estate within thirty (30) days of the termination date.

     (4) If Hart terminates this Agreement Without Cause anytime before the end of the employment term defined in this Agreement,, Jim shall be entitled to severance pay of 50% of the base compensation remaining to be paid over the life of the contract, or one year's salary, whichever is greater. In addition, to severance Jim shall receive all other compensation due him under this Agreement.

8. Termination by  Jim.
   -------------------

Jim may terminate this Agreement for the following reasons:

     (1) For Good Reason which shall mean for purposes of this Agreement (i) a change in control of Hart as defined below, (ii) a failure of Hart to comply with any material provision of this Agreement which has not been cured within 30 days after notice of noncompliance has been given by Jim to Hart, (iii) any attempted termination by Hart which is not in compliance with the terms and conditions of this Agreement, or (iv) Jim is required to move or be based anywhere other than the location at which he is based at the time of the Change in Control. A Change in Control of Hart shall mean a change in the basic ownership of Hart shares where 45 % or more of the voting shares are acquired or accumulated in one or several transactions by another entity. In addition, if the individuals who constitute the Board at date of this Agreement and any additions within 90 days after the date of this Agreement (the "Incumbent Board") cease to constitute at least a majority of the Board at any time during the term of this Agreement, a Change in Control will be considered to have taken place. Not withstanding anything to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Jim, or a group of persons which includes Jim, acquiring, directly or indirectly, 45 % or more of the combined voting power of Hart's securities. If Jim terminates this Agreement for Good Reason, Jim is due the same compensation as described in
Section 7 Termination by Hart, paragraph 4, which is termination Without
Cause.

     (2) Jim may terminate this Agreement at any time if the termination is due to health problems which impair Jim's performance to an extent that makes his continued efforts to do his duties as defined by this Agreement hazardous to his physical or mental well-being , or his life, provided that he furnishes to Hart a written statement from a qualified doctor to this effect. If Jim terminates this Agreement for Health Reasons, Jim shall be entitled to three months of his base salary at the time of the termination plus the continuation of his health insurance benefits as previously stated in paragraph (3) of Section 4 Base Compensation..

     (3) Jim may terminate this Agreement at any time by delivering written notice of such termination to Hart ninety days prior to such termination. If Jim voluntarily terminates this Agreement for any reason other than with Good Reason or for Health Reasons, he is due no severance other than continuation of his health insurance benefits defined in paragraph (3) of Section 4 Base Compensation.. Loss of the compensation described herein is the only penalty of voluntary early termination by Jim.

9. Trade Secrets:
   -------------

     (1) Jim recognizes that during his employment he will receive, develop, or otherwise acquire information which is of a secret or confidential nature. Except as authorized in writing by Hart, any information of Hart he obtained during the course of his employment relating to inventions, procedures, machinery, apparatus, ideas, technical data, or other information which is of a secret or confidential nature, whether or not acquired or developed by Jim, he shall use his best efforts to keep confidential during the term of his employment.

     (2) Jim will communicate to Hart promptly and fully all discoveries, improvements, and inventions (hereinafter called "Inventions") made or conceived by him, either solely or jointly with others, during his employment and for six months thereafter, which are similar to actual or anticipated business, work, or investigations of Hart or which result from or are suggested by any work Jim may do for Hart; and such Inventions, except as provided below, shall be and remain the sole and exclusive property of Hart or its nominees. Any product, substance or process for which a United States patent has been granted and which product, substance or process is developed directly by Jim during the term of this Agreement, shall be owned one-half by Hart and one-half by him. Hart shall have an exclusive worldwide license to make, use and sell products, substances and processes covered by patents obtained. Hart shall have sole authority to determine when an application for a patent shall be pursued for any product, substance or process. If Hart elects to apply for a patent, all expenses incurred in pursuing any patent shall be borne entirely by Hart. If Hart elects not to apply for a patent, the person who should become vested with an interest in the patent, may pursue a patent application at his sole expense.

     (3) Jim will keep and maintain adequate and current written records of all such Inventions, in the form of notes, sketches, drawings, and reports relating thereto, which records shall be the property of and available to Hart at all times. All such records shall remain on the premises of Hart at all times and shall be deemed to be secret and confidential.

     (4) Jim will, during and after his employment, at Hart's expense, assist Hart and its nominees in every proper way to obtain and vest in it or them title to patents on such inventions in all countries by executing all necessary documents, including applications for patents and assignments thereof.

10.  Covenant Not To Compete:
     -----------------------
After termination of this Agreement Jim will not divert or attempt to divert away business from Hart by influencing or attempting to influence any customers of Hart with whom he may have been dealing; provided, however, that the restrictions contained in this sentence shall apply only for a maximum period of two years and to such capacities, functions, operations and areas as shall be reasonably necessary for the protection of Hart and shall be construed to be thus divisible and enforceable provided that Hart has paid Jim all compensation due under the terms and conditions of this Agreement. If Hart has not paid the compensation defined herein to him for any reason, this covenant not to compete shall be null and void.

11.  Computer Equipment:
     ------------------
During the term of employment, Hart will furnish Jim with computer equipment and software generally consisting of one desk top computer, printer and software, and at least one portable computer and software. Upon termination of this agreement he shall have the right to purchase from Hart the computers, printers and software in regular use by him anytime within the prior six months from the date of termination. The purchase price shall be no more than the depreciated value of the equipment, whichever is less.

12.  Successors:
     ----------
Hart will require any successor ( whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Hart, by agreement in form and substance reasonably satisfactory to Jim, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hart would be required to perform it if no such succession had taken place. Failure of Hart to obtain this agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Jim to receive immediate payment in full of all as yet to be paid compensation and benefits available during the term of this Agreement and after. During the close of any sale, merger, consolidation or other form of transfer of the majority of Hart's assets, Jim shall be given a new contract prior to the actual close taking place. Such a contract shall be with the surviving company under the same terms and conditions as described in this Agreement. If such an Agreement is not forth coming from the acquiring entity before or at the time of the closing of the transaction, this shall be considered termination Without Cause. In such case, any and all monies owed Jim shall be paid to him prior to close in the form of a cashier's check for the compensation due him as calculated under termination Without Cause.

13. Indemnification:
    ---------------
Hart shall indemnify Jim to the full extent of any expenses, penalties, damages or other pecuniary loss which he may suffer as a result of his responsibilities, obligations or duties in connection with carrying out the employment functions defined in this Agreement and in managing the business of Hart and Hart only, and specifically as a Director and/or Officer of Hart. Such indemnification shall be paid by Hart to Jim to the extent that fiduciary liability or directors and officers insurance is not available to cover the payment of such items. Expenses incurred by Jim in defending a claim against him in a Proceeding shall be paid by Hart as incurred and in advance of the final disposition of such Proceeding. The indemnification under this Agreement shall continue as to him even though he may have ceased to be a Director and/or Officer and shall inure to the benefit of the heirs and personal representatives of Jim. The indemnification under this Agreement shall cover Jim's service as a Director and/or Officer and all of his acts in such capacity, whether prior to, or on or after the date of the Agreement. This indemnification does not apply to illegal acts.

14. Governing Law:
    -------------
This Agreement shall be subject to and governed by the laws of the State of Utah.

15. Binding Effect:
    --------------
This Agreement shall be binding upon and inure to the benefit of Hart and

Jim and their respective heirs, legal representatives, personal representatives, successors, and assigns. If he should die while any amounts would still be payable if he had continued to live, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to his designee or, if there is no such designee, to his estate.

16. Entire Agreement:
    ----------------
This writing contains the entire agreement concerning the employment arrangements between the parties and shall, as of the date hereof, supersede all other arrangements between the parties. No waiver or modification of this Agreement nor of any of the conditions contained herein shall be valid unless in writing and duly signed by the party to be charged therewith.

17. Illegal Provisions:
    ------------------
If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, each provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

18. Section Headings:
    ----------------
Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

19. Written Consent:
    ---------------
Neither the Agreement nor any right or obligation arising hereunder may be assigned by Jim without the prior written consent of Hart.

20. Warranties:

    ----------
All representations, warranties, indemnifications, obligations of confidentiality, rights of confidentiality, proprietary rights and indemnifications shall survive the termination of this Agreement.

21. Arbitration.
    -----------
Should any dispute arise between the parties concerning the performance of this Agreement, the parties agree to mediation and, if not resolved through such mediation within 30 days, final and binding arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association subject Article XII in the case of alleged breach of Articles X or XI. The decision rendered in any arbitration proceedings shall be in writing and shall be set forth the basis therefor. The parties shall abide by the award rendered in the arbitration proceedings, and such award may be entered as a final, non appealable judgment, and be enforced and executed upon, in any court having jurisdiction over the party against whom enforcement of such award is sought. Each of the parties agrees ( in connection with any action brought to enforce the arbitration provisions of this section) not to assert in any such action, any claim that it is not subject to the personal jurisdiction of such court, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that such mediation or arbitration may not be enforced by such courts. Each party agrees that service of process may be made upon it by any method authorized by the laws of the State of Utah.

22. Costs and Attorneys' Fees.
    -------------------------
If Jim shall incur any costs resulting from enforcement of this Agreement, whether by institution of suit or otherwise, Hart shall be liable to the prevailing party of such costs, including reasonable attorneys' fees.

23.  Waiver.
     ------
Any failure by either party to insist upon strict performance of this Agreement or any terms hereof shall not be deemed to be a waiver of any of the terms and provisions hereof.

24.  Duty to Mitigate.
     ----------------
Jim shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and Hart will not be entitled to set off against amounts payable to him pursuant to this Agreement any amounts earned by him from other employment during the remaining term of this Agreement.

25.  Board Resolution.
     ----------------
This Agreement has been authorized on behalf of Hart at a special meeting of it Board of Directors by a resolution adopted by a majority of the other directors of Hart.

26.  Breaches and Remedies.
     ---------------------
In the event Jim breaches any portion of this Agreement, all remedies and liabilities have been defined herein. No other remedies or liabilities exist outside of those defined in this Agreement.




Hart Scientific, Inc.                   James C. Triplett


By:DENNIS HUNTER                        JAMES C. TRIPLETT
   --------------------                 ------------------
Dennis Hunter, Director


Hart Scientific, Inc.

By:DAVID LIFSCHULTZ
   --------------------
David Lifschultz, Director